Pricing Supplement No. 22 Dated: August 15, 2006	Filed pursuant to Rule 424(b)(2)
(To Prospectus Dated August 22, 2005, and Prospectus Supplement dated August 22, 2005) This Pricing Supplement consists of 3 pages.	File No. 333-126757

Protective Life Insurance Company Sponsor and Depositor Floating Rate InterNotes® Issued Through Protective Life Secured Trust 2006-16

1. The Notes

Trade Date: 08/15/2006 Original Issue Date: 08/17/2006 Minimum Denominations/Increments: $1000/$1000

CUSIP	PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO THE TRUST	INITIAL INTEREST RATE
74367CDW2	$36,120,000	100%	0.0500%	$36,101,940.00	5.44%

INTEREST PAYMENT FREQUENCY	STATED MATURITY DATE	SURVIVOR'S OPTION	REDEMPTION YES/NO	REPAYMENT YES/NO
MONTHLY	02/15/2008	YES	NO	NO

SECURITIES EXCHANGE LISTING YES/NO	FUNDING AGREEMENT NO.
NO	GA-6092

Floating Interest Rate Basis: 2-Year Constant Maturity Treasury
Designated Constant Maturity Treasury page: Telerate page 7051
Spread: 0.50%
Interest Payment Date: 15th of each month, beginning September 15, 2006
Reset Date: 15th of each month, beginning September 15, 2006
Determination Date: Two New York business days prior to each Interest Payment Date
Day Count: 30/360
Terms of Survivor's Option:
Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $__________________ or _______%
Individual Put Limitation:	[X] $250,000; or
[ ] $__________________
Trust Put Limitation:	Not Applicable.
Optional Redemption Terms: Not Applicable.
Optional Redemption Dates:
Initial Redemption Percentage:
Annual Percentage Reduction (if any):
Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part
Optional Repayment Terms: Not Applicable.
Optional Repayment Dates:
Optional Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Form of trust: [X] Delaware statutory trust [ ] Delaware common law trust
Trust Expiration Date: 02/15/2009
Special Tax Considerations: Not Applicable.
Rating of Notes: S&P AA Moody's Aa3
Securities Exchange Listing: [X] No [ ] Yes, Name of Exchange:______________
Additional Terms: Not Applicable.
Agents:
Banc of America Securities LLC
Incapital LLC
A.G. Edwards & Sons, Inc.
Bear, Stearns & Co. Inc.
Charles Schwab & Co., Inc.
Citigroup
Edward D. Jones & Co., L.P.
Fidelity Capital Markets, A Division of National Financial Services LLC
Merrill Lynch & Co.
Morgan Stanley
Raymond James
RBC Dain Rauscher, Inc.
UBS Financial Services, Inc.
Wachovia Securities

2. The Funding Agreement(s)

Funding Agreement Issuer: Protective Life Insurance Company
Deposit Amount: $36,120,015
Effective Date: 08/17/2006
Initial Interest Rate: 5.44%
Floating Interest Rate Basis: 2-Year Constant Maturity Treasury
Designated Constant Maturity Treasury page: Telerate page 7051
Spread: 0.50%
Interest Payment Date: 15th of each month, beginning September 15, 2006
Reset Date: 15th of each month, beginning September 15, 2006
Determination Date: Two New York business days prior to each Interest Payment Date
Day Count: 30/360
Interest Payment Frequency: MONTHLY
Stated Maturity Date: 02/15/2008
Survivor's Option: [X] Yes [ ] No
If yes:
Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $__________________ or _______%
Individual Put Limitation:	[X] $250,000; or
[ ] $__________________
Trust Put Limitation:	Not Applicable.
Redemption: [ ] Yes [X] No
Early Redemption Dates:
Initial Redemption Percentage:
Annual Percentage Reduction (if any): Not Applicable.
Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part
Repayment: [ ] Yes [X] No
Repayment Dates:
Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Rating of Funding Agreement: S&P AA Moody's Aa3
Additional Terms: Not Applicable.

3. Other Information

Rating of Program: S&P AA Moody's Aa3

Protective Life Insurance Company Insurer Financial Strength Rating: S&P AA Moody's Aa3

Protective Securities, a division of ProEquities, Inc. and an affiliate of Protective Life Insurance Company, is acting as an agent in connection with this offering.